Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution and Joint Venture

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, January 19, 2017— VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the fourth quarterly payment period ended December 31, 2016 and provided an update on certain operational matters, including VOC Brazos Energy Partners, L.P.’s (“VOC Brazos”) entrance into a joint venture with Hawkwood Energy East Texas LLC (“Hawkwood Energy”).

Unitholders of record on January 30, 2017 will receive a distribution amounting to $1,360,000 or $0.08 per unit, payable February 14, 2017.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	135,640
Natural gas (Mcf)	87,594
Total (BOE)	150,239
Average sales prices:
Oil (per Bbl)	$43.01
Natural gas (per Mcf)	$2.57
Gross proceeds:
Oil sales	$5,833,941
Natural gas sales	224,888
Total gross proceeds	$6,058,829
Costs:
Lease operating expenses	$2,994,238
Production and property taxes	691,321
Development expenses	473,215
Total costs	$4,158,774
Net proceeds	$1,900,055
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$1,520,044
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	0
Total cash proceeds available for the Trust	$1,520,044
Provision for estimated Trust expenses	(160,044)
Net cash proceeds available for distribution	$1,360,000

VOC Brazos has reported to the Trustee that it has entered into a joint venture with Hawkwood Energy to develop the lower EagleBine interval, also referred to as the Lower Woodbine Organic Shale (“LWOS”), within the south half of the Kurten Woodbine Unit (the “Contract Area”). Activity pursuant to the terms of the joint venture would recommence the horizontal LWOS drilling development program that VOC Brazos previously reported to the Trustee in December 2014.

Under the terms of the joint venture agreement between VOC Brazos and Hawkwood Energy, Hawkwood Energy may carry VOC Brazos for its share of drilling and completion costs for up to four LWOS wells (the “Earning Wells”), with the first Earning Well to be spud by December 31, 2017 and the fourth Earning Well to be spud by January 1, 2019.  In exchange, Hawkwood Energy would earn a working interest representing 50% of VOC Brazos’ interest in each Earning Well and up to a 50% interest in VOC Brazos’ acreage in the Contract Area. Hawkwood Energy also would have the right to propose and drill up to eight LWOS wells per year in the Contract Area after the Earning Wells are completed.

VOC Brazos is evaluating the potential economic benefits associated with development of the LWOS and pad drilling in the upper EagleBine interval. If these activities are pursued, with the exception of the Earning Wells in which Hawkwood Energy would carry VOC Brazos for its share of drilling and completion costs, such activities would result in increased development costs burdening the net profits interest of the Trust relative to historical development costs. As a result of such increased development costs, cash available for distributions by the Trust would be temporarily reduced until anticipated production from the various development efforts in the Kurten Woodbine Unit can be brought on-line. To address these emerging opportunities, VOC Brazos will continue to evaluate the appropriate strategy and capital plan to fund development for the Trust.

This press release contains forward-looking statements. Although VOC Brazos has advised the Trust that VOC Brazos believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended December 31, 2016.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701